(m)(4)(i)

AMENDED SCHEDULE 1

with respect to the

AMENDED AND RESTATED

SHAREHOLDER SERVICES PLAN

for

ING SERIES FUND, INC.

CLASS O SHARES

Series	Maximum Service Fees (as a percentage of average daily net assets)
ING Capital Allocation Fund	0.25%
ING Core Equity Research Fund	0.25%
ING Corporate Leaders 100 Fund	0.25%
ING Index Plus LargeCap Fund	0.25%
ING Index Plus MidCap Fund	0.25%
ING Index Plus SmallCap Fund	0.25%
ING Money Market Fund	0.25%
ING Small Company Fund	0.25%

Date last updated: March 23, 2012